UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 16, 2010

QUADRA PROJECTS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53156	45-0588917
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

6130 Elton Avenue, Suite # 335, Las Vegas, NV		89107
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		1-888-597-8899

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 - Entry into a Definitive Material Agreement.

Avani Corporation SDN BHD and Zhunger Capital Partners Inc.

On October 28, 2009, Quadra Projects Inc.’s wholly owned subsidiary Quadra Energy Systems Inc. (“QES”), a Belize corporation, entered into an agreement with Avani Corporation SDN BHD (“Avani”) of Malaysia, and Zhunger Capital Partners Inc. (“Zhunger”) of Taiwan, to exclusively market QES’s QES2000 waste to energy conversion system in Korea, Vietnam, Cambodia, Thailand, Malaysia, Indonesia, Saudi Arabia and Egypt (the “Avani and Zhunger Territories”). The agreement also provides that Avani and Zhunger may establish joint ventures with third parties for the establishment of an assembly facility and/or manufacturing plant in the Avani Zhunger Territories. Avani and Zhunger will also be granted rights to locate and appoint key distributors and agents. The agreement is effective October 30, 2009 for a term of 20 years.

On April 16, 2010, QES entered into an agreement with Avani and Zhunger to redefine the terms of the agreement dated October 28, 2009 whereas QES would reclaim all rights in the Avani and Zhunger Territories as previously defined in the October 28, 2009 agreement (“Reclaimed Territories”), for consideration of 10% of net profits of any joint venture or other business venture involving the QES2000 waste to energy conversion system. QES shall have the right to use and demonstrate the QES2000 System, advertise, market and otherwise create joint ventures for QES2000 waste to energy conversion systems and the QES2000 plants (“Systems and Plants”) in the Reclaimed Territories to potential joint venture partners, advertise, market and otherwise source joint venture partners for the System and Plants in the Reclaimed Territories to sub-agents for further sourcing of joint venture partners.

QES also has the right to use its affiliated officers, personnel and technical team to market and source joint venture partners for the System and Plants in the Reclaimed Territories, apply and pay for the patent rights in the countries progressively targeted, source funding on a best efforts basis for the System and Plants in the Reclaimed Territories. The agreement with Avani and Zhunger dated April 16, 2010 is attached as Exhibit 10.1.

Ameco Industries Inc.

QES entered into an agreement dated the 30th day of April 2010 with Ameco Industries Ltd (“AIL”), a Nevada corporation, wherein AIL was appointed as exclusive importer and distributor (the “AIL Agreement”) for the United States of America and its territories (the “AIL Territories”) for QES’s QES2000 waste to energy conversion systems and the QES2000 plants (“Systems and Plants”). The term of the AIL Agreement is for 30 years which term can be extended for additional 10 year terms unless written notice of termination is delivered by either party no less than 60 days prior to the expiration of the then current term.

The AIL Agreement further provides that AIL is also appointed as exclusive marketing agent in the AIL Territories for the by- products produced from all Systems and Plants.

The AIL Agreement also provides that AIL shall at its expense engage and maintain a sales, service and parts handling organization in the AIL Territories staffed with experienced staff as are necessary to enable AIL to perform its obligations under the Agreement. The AIL Agreement is attached as Exhibit 10.2.

7510446 Canada Inc.

QES entered into an agreement dated the 30th day of April 2010 with 7510446 Canada Inc. (“CI”), a Canadian corporation, wherein CI was appointed as exclusive importer and distributor (the “CI Agreement”) for Canada (the “CI Territories”) for QES’s QES2000 waste to energy conversion systems and the QES2000 plants (“Systems and Plants”). The term of the CI Agreement is for 30 years which term can be extended for additional 10 year terms unless written notice of termination is delivered by either party no less than 60 days prior to the expiration of the then current term.

The CI Agreement further provides that CI is also appointed as exclusive marketing agent in the CI Territories for the byproducts produced from all Systems and Plants.

The CI Agreement also provides that CI shall at its expense engage and maintain a sales, service and parts handling organization in the CI Territories staffed with experienced staff as are necessary to enable CI to perform its obligations under the CI Agreement. The CI Agreement is attached as Exhibit 10.3.

Quadra Marketing Inc.

QES entered into an agreement dated the 30th day of April 2010 with Quadra Marketing Corp. (“Quadra Marketing”), a Belize corporation, wherein Quadra Marketing was appointed as exclusive worldwide importer and distributor (the “Quadra Marketing Agreement”), excepting for the countries of Canada, United States of America, Hong Kong, Macau, and China which are excluded (the “Quadra Marketing Territories”), for QES’s QES2000 waste to energy conversion systems and the QES2000 plants (“Systems and Plants”).

The term of the Quadra Marketing Agreement is for 30 years which term can be extended for additional 10 year terms unless written notice of termination is delivered by either party no less than 60 days prior to the expiration of the then current term.

The Quadra Marketing Agreement further provides that Quadra Marketing is also appointed as exclusive marketing agent in the Quadra Marketing Territories for the by products produced from all Systems and Plants.

The Quadra Marketing Agreement also provides that Quadra Marketing shall at its expense engage and maintain a sales, service and parts handling organization in the Territories staffed with experienced staff as are necessary to enable Quadra Marketing to perform its obligations under the Quadra Marketing Agreement. The Quadra Marketing Agreement is attached as Exhibit 10.4.

Item 9.01	Financial Statements and Exhibits

Exhibit 10.1	Marketing and Joint Venture Agreement – Avani Corporation SDN BHD and Zhunger Capital Partners Inc., dated April 16, 2010.
Exhibit 10.2	Exclusive Importation and Marketing Agreement – Ameco Industries Ltd., dated April 30, 2010
Exhibit 10.3	Exclusive Importation and Marketing Agreement – 7510446 Canada Inc., dated April 30, 2010
Exhibit 10.4	Exclusive Importation, Licensing and Marketing Agreement – Quadra Marketing Corp., dated April 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Claude Diedrick

Claude Diedrick
President

Date: May 10, 2010